Exhibit 99.1

FOR IMMEDIATE RELEASE

eLEC Communications Secures $4 Million Financing

WHITE PLAINS, N.Y. – October 10, 2007 – eLEC Communications Corp.
(OTCBB:ELEC), a provider of wholesale IP-based communications services, today announced that it has received gross proceeds of $4 million from the sale of its secured term notes to two investment funds. The proceeds of the sale will be used primarily to support the growth of the voice-over-broadband wholesale services provided by its wholly owned subsidiary, VoX Communications Corp.

“This financing is a significant recapitalization of our company and is designed to provide us with the cash resources necessary to fund our company until we are operating on a profitable basis,” said Paul Riss, eLEC’s CEO. “We are pleased that our investors have provided us with this additional cash and restructured our existing term notes so that we have the financial resources to succeed. While other digital voice companies have ceased operations, we have been able to keep our fixed network costs and per-subscriber marketing costs low because of our award-winning, Linux-based technology and our wholesale approach to the marketplace that does not require us to directly target the individual consumer. We believe we have a powerful business model that works and we are very pleased that two institutional investors have fully-funded our business plan.”

Under the terms of the financing, the first 24 months require no principal payments on the secured term notes, and the first 12 months of interest payments have been deposited into a restricted cash account. The notes bear interest at a rate per annum equal to the Wall
Street Journal Prime Rate plus 2%. eLEC will file today a Current Report on Form 8-K to disseminate more detailed terms of the transaction.

“We believe the success of our wholesale digital voice product has now attracted significant financial partners who are stepping up and taking ownership in addition to providing the growth capital that we currently believe we need to reach profitability,”
continued Riss. “Based upon new warrants that have been issued, which have no registration requirements, on a fully-diluted basis, our plan carves out 40% of eLEC for our current shareholders and 60% for our new financial partners, assuming our operating targets are met. We anticipate that the cash that has been infused onto our balance sheet will be noteworthy to some very large potential customers, allow VoX to continue to position itself as a market leader and provide added momentum for our success.”

About eLEC Communications
eLEC Communications Corp., through its wholly owned subsidiary, VoX
Communications Corp., provides an integrated suite of IP-based communications services and offers wholesale broadband voice, origination and termination services for cable operators, carriers, ISPs, CLECs, resellers and other wireless and wireline operators, as well as enhanced VoIP telephone service to the small business and residential marketplace. For more information, visit www.voxcorp.net and
www.pervasip.com.

This release contains forward-looking statements that involve risks and uncertainties. eLEC’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC’s
Annual Report on Form 10-K for the year ended November 30, 2006, and any subsequent SEC filings.

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For more information, please contact:

Paul Riss, CEO	Ron Harden, Executive Vice President
eLEC Communications Corp.	VoX Communications Corp.
914-682-0214	321-282-0820
phriss@elec.net	rharden@voxcorp.net